                                                                    EXHIBIT 10.1


                            INVESTOR RIGHTS AGREEMENT

                                  BY AND AMONG

                            GRYPHON GOLD CORPORATION
                             (A NEVADA CORPORATION)

                                       AND

                          THE STOCKHOLDERS PARTY HERETO

                            DATED AS OF MAY 1, 2003,
                    AS AMENDED AND UPDATED FROM TIME TO TIME
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                                TABLE OF CONTENTS

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                                                                                PAGE
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
ARTICLE 1 GENERAL PROVISIONS.................................................     1
   1.1  Shares Subject to this Agreement.....................................     1
   1.2  No Partnership Relationship..........................................     1
   1.3  Legend...............................................................     2
   1.4  Termination..........................................................     2

ARTICLE 2 ISSUE OF ADDITIONAL SHARES.........................................     2
   2.1  Treasury Share Offerings.............................................     2
   2.2  Pro-Rata Preemptive Right............................................     2
   2.3  Sale to Third Party..................................................     4
   2.4  Exempt Issuances.....................................................     4
   2.5  Termination..........................................................     5
   2.6  Waiver of Rights.....................................................     5
   2.7  No Further Preemptive Rights.........................................     5

ARTICLE 3 RESTRICTIONS ON TRANSFER OF CAPITAL STOCK; RIGHT OF FIRST REFUSAL,
          CO-SALE AND RESTRICTION ON FOUNDERS' STOCK.........................     5
   3.1  Non-Complying Transfers Prohibited...................................     5
   3.2  Right of First Refusal on Voluntary Transfers........................     6
   3.3  Change of Control Co-Sale Right - Stockholder Sales..................     8
   3.4  Rights of Refusal for Founder's Shares...............................     9
   3.5  Right of Co-Sale for Investors in Founder's Sale.....................    11
   3.6  Non-Exercise of Rights...............................................    12
   3.7  Transferees Subject to This Agreement................................    12
   3.8  Transfers to Permitted Transferees...................................    12

ARTICLE 4 TRANSFER OF REGISTRABLE SHARES; REGISTRATION RIGHTS................    13
   4.1  Restrictive Legend...................................................    13
   4.2  Notice of Proposed Transfer..........................................    13
   4.3  "Market Stand-Off" Agreement.........................................    14

ARTICLE 5 BOARD OF DIRECTORS.................................................    14
   5.1  Election of Directors................................................    14
   5.2  Removal of Directors; Filling of Vacancies...........................    15
   5.3  Committees of Directors..............................................    15
   5.4  Board of Directors Meetings..........................................    16
   5.5  Conflicting Provisions...............................................    17

ARTICLE 6 AFFIRMATIVE COVENANTS OF THE CORPORATION...........................    17
   6.1  Financial Statements; Other Reports..................................    17
   6.2  Independent Accountants..............................................    19


                                       -i-
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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
   6.3  Preservation of Corporate Existence..................................    19
   6.4  Compliance With Laws.................................................    19
   6.5  Compensation.........................................................    19
   6.6  Termination..........................................................    20

ARTICLE 7 MISCELLANEOUS......................................................    20
   7.1  Notices..............................................................    20
   7.2  Waivers and Amendments...............................................    20
   7.3  Successors and Assigns...............................................    21
   7.4  Governing Law........................................................    21
   7.5  Severability.........................................................    21
   7.6  Interpretation.......................................................    21
   7.7  Headings and Captions................................................    21
   7.8  Enforcement..........................................................    21
   7.9  No Waiver of Rights, Powers and Remedies.............................    22
   7.10 Counterparts.........................................................    22
   7.11 Aggregation of Stock.................................................    22
   7.12 Confidentiality......................................................    22

                            INVESTOR RIGHTS AGREEMENT

     THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of May 1, 2003, as amended from time to time, by and among (i) Gryphon Gold Corporation, a Nevada corporation (the "Corporation"), (ii) the holders of the common stock, $0.001 par value per share, of the Corporation (the "Common Stock") as set forth on Exhibits A-1 and A-2 attached hereto.

     WHEREAS, the Corporation proposes to issue and sell up to an aggregate of 10,000,000 shares of its Common Stock at the price of US $0.20 per share and at a price of $0.20 and $0.225 per share under the Installment Purchase Plan ("First Round Offering") to investors (the "Investors") pursuant to the terms of an Accredited Investor Common Stock Purchase Agreement of even date herewith (the "Purchase Agreement") (Founders as defined herein and Investors may be referred to individually as a "Stockholder" and collectively as "Stockholders.");

     WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Corporation and the Stockholders are entering into this Agreement;

     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interests of the Corporation that the Corporation enter into this Agreement;

     WHEREAS, the Corporation anticipates having future Stockholders enter into this Agreement in subsequent rounds of financing; and

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE 1

                               GENERAL PROVISIONS

     1.1 Shares Subject to this Agreement. The Stockholders agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock of the Corporation which any of them now owns or hereafter acquires by any means, including without limitation, by purchase, assignment, conversion of convertible shares or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of Capital Stock of any successor in interest of the Corporation, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the "Shares").

     1.2 No Partnership Relationship. Notwithstanding, but not in limitation of, any other provision of this Agreement, the parties understand and agree that the creation, management and operation of the Corporation shall not create or imply a general partnership between or among the Stockholders and shall not make any Stockholder the agent or partner of any other Stockholder for any purpose.

     1.3 Legend. Each certificate representing Shares held of record or beneficially owned by the Stockholder shall bear a legend in substantially the following form, until such time as the Shares represented thereby are no longer subject to the provisions hereof:

          "THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT AMONG THE CORPORATION AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST BY THE HOLDER OF RECORD OF THE CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

     1.4 Termination. With the exception of Section 4.3 herein, the respective rights and obligations of the parties under this Agreement shall terminate upon the consummation of the Corporation's Qualified Initial Public Offering or upon Stockholder's holding not less than 75% of the Shares that are subject to this Agreement agreeing in writing to terminate this Agreement.

                                   ARTICLE 2

                           ISSUE OF ADDITIONAL SHARES

     2.1 Treasury Share Offerings. Except as otherwise agreed to by the parties hereto, each offering by the Corporation of additional Shares that are priced lower than the price per share in the First Round Offering ("Lower Priced Shares") shall be made in accordance with this Article.

     2.2 Pro-Rata Preemptive Right. Subject to Section 2.4, each time the Corporation proposes to allot, issue, sell or resell any Lower Priced Shares, the Corporation shall first offer (the "Treasury Offer") the Lower Priced Shares to the Stockholders (collectively the "Treasury Offerees" and individually a "Treasury Offeree") on the following basis:

          (a) Pro Rata Portions. The number of Lower Priced Shares a particular Treasury Offeree shall be offered and may purchase shall be determined by the following formula:

                           Number of Shares held by the
Number of Lower             Treasury Offeree on a Fully
Priced Shares          Converted Basis immediately prior to
which the                       the Treasury Offer                Total Number of
Treasury Offeree   =   ------------------------------------   x   Lower Priced
shall be offered           Number of Shares held by all           Shares being
and may purchase           Treasury Offerees on a Fully           offered
                       Converted Basis immediately prior to
                                the Treasury Offer

          (b) Notice of Offer. Each Treasury Offer shall be made by written notice to the Treasury Offerees specifying:

               (i)  the total number and class of Lower Priced Shares offered;

               (ii) the Treasury Offeree's pro rata portion thereof as
                    determined by the formula in Section 2.2(a) above;

               (iii) the price at which the Lower Priced Shares are being offered;

               (iv) any other terms and conditions applicable to the offer not set out in this Section 2.2;

               (v) that Treasury Offerees shall have ten (10) days (the "Initial Acceptance Period") following receipt of the notice to accept the Treasury Offer (provided that if such written notice is mailed by first class mail to the address for the Treasury Offeree shown on the Corporation's register of members, that Treasury Offeree will be deemed to have received the notice three (3) days thereafter);

          (c) Acceptance of a Treasury Offer shall be made by notice in writing to the Corporation within the Initial Acceptance Period specifying the number of Lower Priced Shares up to the pro rata number determined above that the Treasury Offeree wishes to purchase. The Treasury Offeree may also specify in such notice an additional number of the Lower Priced Shares ("Specified Additional Amounts") offered for sale that the Treasury Offeree is prepared to purchase, if any, if the other Treasury Offerees fails to fully accept their offered portion of the Treasury Offer. The Treasury Offeree shall include with the notice a bank draft or money order payable to the Corporation for the amount equal to the aggregate price of the Lower Priced Shares and Specified Additional Amounts, if any, specified in the notice. If a Treasury Offeree does not accept the Treasury Offer before expiration of the Initial Acceptance Period, then such Treasury Offeree shall be deemed to have refused the Treasury Offer. Additionally, if all Treasury Offerees notify the Corporation in writing that they accept or decline the Treasury Offer before the end of the Initial Acceptance Period, then the Initial Acceptance Period shall be deemed to have ended on the date the last such notice is received by the Corporation;

          (d) Remaining Lower Priced Shares. In the event that some Treasury Offerees do not fully accept their offered portion of the Lower Priced Shares within the Initial Acceptance Period, the unaccepted remaining portion of the Lower Priced Shares (the "Remaining Amount") shall be divided, within five (5) days of the end of the Initial Acceptance Period, among such of the Treasury Offerees as have in their notice of acceptance of the Treasury Offer indicated a preparedness to purchase Specified Additional Amounts (collectively the "Second Round Offerees" and individually a "Second Round Offeree") as follows:

               (i) in such manner as may be agreed among the Second Round Offerees; and

               (ii) failing such agreement, the Remaining Amount shall be divided pro rata among the Second Round Offerees in accordance with their respective holdings of Shares on a Fully Converted Basis in successive rounds if necessary to fully divide such Remaining Amount, provided that no Second Round Offeree shall be required to accept more than his Specified Additional Amount. If any Treasury Offerees do not receive the amount of Lower Priced Shares and Specified Additional Amounts, if any, requested in Section 2.2(c), then the Corporation shall promptly reimburse Treasury Offeree for the difference between the price of Common Stock received and the monies tendered to the Corporation.

     2.3 Sale to Third Party. The Corporation shall be entitled to allot, issue or sell the balance of any of the offered Lower Priced Shares which are not purchased by the Treasury Offerees upon completion of the above process to any Person(s), other than a Treasury Offeree who did not accept the Treasury Offer, provided that such allotment, issuance or sale:

          (a) shall not be effected at a price which is less than the price or on terms and conditions which are more favourable (from the purchaser's perspective) than those set forth in the written notice to the Treasury Offerees concerning the Treasury Offer; and

          (b) shall be effected within a one hundred and eighty (180) day period following the expiration of the Initial Acceptance Period, after which period has expired, the Corporation shall comply with this Article 2 before offering Lower Priced Shares to any Person.

     2.4 Exempt Issuances. The rights set forth above shall not apply to issuances (the "Exempt Issuances") in which shares of Capital Stock, Rights or Convertible Shares are issued:

               (i) as a dividend or distribution payable pro rata to all holders of Common Stock or other securities of the Corporation;

               (ii) to employees, consultants, advisors and directors of the
                    Corporation in the form of Common Stock, stock purchase plans or options to purchase shares of Common Stock pursuant to an equity incentive plan or other arrangement approved by the Corporation's Board of Directors, which includes, but is not limited to, the initial sale of 3,000,000 shares of Common Stock of the Corporation to Founders at a price of $0.10 per share and the initial reservation of 3,500,000 shares of Common Stock of the Corporation to be sold at $0.15 per share to Directors, Officers and Management;

               (iii) in a Qualified Initial Public Offering;

               (iv) for consideration other than cash or cash equivalents pursuant to a merger, consolidation, acquisition or similar transaction approved by the Board of Directors of the Corporation; or

               (v) to a strategic partner of the Corporation in connection with a joint venture, arrangement.

     2.5 Termination. The respective rights and obligations of the parties under this Article 2 shall terminate immediately prior to the consummation of the Corporation's Qualified Initial Public Offering.

     2.6 Waiver of Rights. Notwithstanding any other provision of this Article 2, any Stockholder may waive his rights with respect to any particular offer or right given under, or any provision contained in, Article 2 by notice in writing to the Corporation.

     2.7 No Further Preemptive Rights. Except as provided herein, the Stockholders have no additional preemptive rights to participate in treasury sales of shares of Capital Stock.

                                    ARTICLE 3

                   RESTRICTIONS ON TRANSFER OF CAPITAL STOCK;
               RIGHT OF FIRST REFUSAL, CO-SALE AND RESTRICTION ON
                                 FOUNDERS' STOCK

     3.1 Non-Complying Transfers Prohibited. Each Stockholder understands and agrees that such Stockholder may not sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Shares owned by such Stockholder or any right or interest therein, whether voluntarily or involuntarily, by operation of law or otherwise, except in accordance with this Agreement. Any such purported transfer in violation of any provision of this Agreement and all actions by the purported transferor and transferee in connection therewith shall be of no force or effect. The Corporation shall not be required to recognize such purported transfer for any purpose, including, without limitation, for purposes of dividend and voting rights.

     3.2 Right of First Refusal on Voluntary Transfers.

          (a) Except as permitted pursuant to Section 2.4 or as otherwise expressly provided for herein, no Stockholder may transfer Shares other than pursuant to a bona fide and irrevocable offer for such Shares subject only to the conditions set out herein (the "Offer"), provided however that Founders shall transfer Shares in accordance with Sections 3.4 and 3.5 herein. In the event that a Stockholder (the "Proposed Seller") intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any Shares pursuant to an Offer, such Proposed Seller shall given written notice (the "Seller's Notice") to the Corporation and to each of the other Stockholders (the "Offerees") stating that the Proposed Seller intends to make such a transfer, identifying the proposed transferee (the "Proposed Transferee"), specifying the number of Shares (the "First Refusal Shares") proposed to be transferred pursuant to the Offer, and specifying the per share purchase price which the Proposed Transferee has offered to pay for the First Refusal Shares (the "Sale Price"). A copy of the Offer and a statement of the number of Shares held by each of the Offerees shall be attached to the Seller's Notice.

          (b) Upon delivery of the Seller's Notice, the Corporation shall have the irrevocable and exclusive option to purchase the First Refusal Shares at the Sale Price. Upon delivery of the Seller's Notice, the Corporation shall have ten (10) days to deliver to the Proposed Seller a written notice stating whether it elects to exercise its option under this Section 3.2 and the number of First Refusal Shares that it is willing to purchase, and such notice shall constitute an irrevocable commitment to purchase such First Refusal Shares, subject only to such conditions as were contained in the Offer.

          (c) If the Corporation does not accept the offer to purchase all of the First Refusal Shares within such 10-day period, the Proposed Seller shall deliver written notice to each Offeree indicating the number of First Refusal Shares not purchased by the Corporation (the "Offeree First Refusal Shares"), and each Offeree shall have the irrevocable and exclusive option to purchase up to that number of the Offeree First Refusal Shares at the Sale Price as equals the product of (A) the number of Offeree First Refusal Shares multiplied by (B) a fraction, the numerator of which shall be the number of shares of Common Stock on a Fully Converted Basis owned by such Offeree and the denominator of which shall be the number of shares of Common Stock owned by all of the Offerees on a Fully Converted Basis (the "Proportionate Share"). Upon delivery of such written notice, each Offeree shall have five (5) days to deliver to the Proposed Seller a written notice stating whether it elects to exercise its option under this Section 3.2 and the maximum number of Offeree First Refusal Shares (up to all of such Offeree's Proportionate Share) that it is willing to purchase, and such notice shall constitute an irrevocable commitment to purchase such Offeree First Refusal Shares, subject only to such conditions as were contained in the Offer.

          (d) If an Offeree does not elect to purchase its full Proportionate Share of the Offeree First Refusal Shares, the Proposed Seller shall deliver another written notice to each Offeree that has elected to purchase its full Proportionate Share (a "Fully-Exercising Offeree") stating the number of Offeree First Refusal Shares not elected to be purchased by Offerees. Each Fully-Exercising Offeree shall be entitled, by delivering written notice to the Proposed Seller within five (5) days following the delivery of such notice, to purchase up to all of the remaining Offeree First Refusal Shares at the Sale Price. In the event of an oversubscription, the oversubscribed amount shall be allocated among such Fully-Exercising Offerees pro rata based on the number of Shares owned by each of them. The delivery of the notice of election under this paragraph shall constitute an irrevocable commitment to purchase such Offeree First Refusal Shares, subject only to such conditions as were contained in the Offer.

          (e) The closing of the sale of First Refusal Shares to the Corporation and/or any exercising Offerees shall occur on or before the fifth
          (5th) business day following the expiration of all of the first refusal rights under this Section 3.2. At such closing, the Proposed Seller shall deliver a certificate or certificates representing the First Refusal Shares, properly endorsed for transfer, and the exercising Offerees shall deliver payment of the purchase price therefor.

          (f) If any First Refusal Shares are not elected to be purchased pursuant to this Section 3.2, then the Proposed Seller shall be free, for a period of ninety (90) days from the expiration of all of the first refusal rights under this Section 3.2, to sell the remaining First Refusal Shares to the Proposed Transferee, at a price equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller's Notice. Any transfer of the remaining First Refusal Shares by the Proposed Seller after the end of such 60-day period or any change in the terms of the sale as set forth in the Seller's Notice which are more favorable to the Proposed Transferee shall give rise anew to the rights provided in the preceding paragraphs. As a condition to the effectiveness of a transfer of Shares to a Proposed Transferee pursuant hereto, the Proposed Transferee shall agree in writing to become a "Stockholder" and be bound by all of the provisions of this Agreement and shall thereafter be permitted to transfer Shares only in accordance with this Agreement.

          (g) Notwithstanding anything in this Agreement to the contrary, if the Corporation and/or any of the Offerees elect to purchase any or all of the First

          Refusal Shares, the Corporation and/or such Offeree shall have the right to purchase the First Refusal Shares for cash consideration whether or not part or all of the consideration specified in the Seller's Notice is other than cash. If part or all of the consideration to be paid for the First Refusal Shares as stated in the Seller's Notice is other than cash, the price stated in such Seller's Notice shall be deemed to be the sum of the cash consideration, if any, specified in the Seller's Notice, plus the fair market value of the non-cash consideration. The fair market value of the non-cash consideration shall be determined by the Board of Directors of the Corporation, and its judgment as to the fair market value of such non-cash consideration shall be binding upon the Proposed Seller and the other Offerees absent manifest error.

     3.3 Change of Control Co-Sale Right - Stockholder Sales.

     If a Stockholder ("Selling Stockholder") becomes entitled to sell First Refusal Shares to a third party pursuant to Section 3.2(f) and the third party, which together with its Affiliates or persons acting as a group could, as a result of a voting agreement or otherwise, upon completion of such sale ("Transfer"), Control the Corporation on a Fully Converted Basis (a "Control Sale"), then all the other holders of Shares ("Other Selling Stockholders") shall have the right (the "Control Sale Right") to participate in such transfer on the following terms and conditions:

          (a) Intended Control Sale Notice. If the Selling Stockholder intends to proceed with a Control Sale, the Selling Stockholder shall immediately notify ("Control Sale Notice") each of the Other Selling Stockholders in writing specifying (i) a description of the Shares to be transferred ("Offered Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Control Sale Notice shall certify that the Selling Stockholder has received an irrevocable offer from the prospective transferee(s) subject only to the conditions set out herein. The Control Sale Notice shall also include a copy of any written agreements relating to the proposed Transfer.

          (b) For the purposes of this subsection, the Other Selling Stockholder has ten (10) days after receipt of the Control Sale Notice referred to in Section 3.3 to notify the Selling Stockholder of his intent to participate in the Control Sale ("Other Selling Stockholder Notice"), and shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the Control Sale Notice. Such Other Selling Stockholders Notice to the Selling Stockholder shall indicate the number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Control Sale Notice by (ii) a fraction, the numerator of which is the number of shares of Shares owned by the Other Selling Stockholder on a Fully Converted Basis on the date of the Control Sale Notice and the denominator of which is the total number of shares of Common Stock owned by the Selling Stockholder and all of the Other Selling Stockholders on a Fully Converted Basis on the date of the Control Sale Notice.

          (c) Each Other Selling Stockholder shall effect its participation in the sale by promptly delivering to the Selling Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Shares which such Other Selling Stockholder elects to sell.

          (d) The stock certificate or certificates that the Other Selling Stockholder delivers to the Selling Stockholder pursuant to Section 3.3(c) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Control Sale Notice, and the Selling Stockholder shall concurrently therewith remit to such Other Selling Stockholder that portion of the sale proceeds to which such Other Selling Stockholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from an Other Selling Stockholder exercising its rights of Control Sale hereunder, the Selling Stockholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Selling Stockholder shall purchase such shares or other securities from such Other Selling Stockholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Control Sale Notice.

          (e) The Selling Stockholder shall have ninety (90) days from the last day in which the Other Selling Stockholders are required to respond to the Control Sale Notice to complete the sale of the Shares to the proposed purchaser pursuant to the terms of the Control Sale Notice and if such sale is not completed within the time limited herein, then the Shares shall be subject to the provisions of Section 3.1 herein.

     3.4 Rights of Refusal for Founder's Shares.

          (a) Transfer Notice. If at any time a Founder proposes to transfer Shares to one or more third parties pursuant to an irrevocable agreement subject to the conditions set out herein with such third parties (a "Transfer"), then the Founder shall give the Corporation and each Stockholder written notice of the Founder's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Shares to be transferred ("Offered Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made, and (iv) copies of material agreements attached thereto.

          (b) Corporation's Option. The Corporation shall have an option for a period of ten (10) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Corporation may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Shares by notifying the Founder in writing before expiration of the such ten (10) day period as to the number of such shares which it wishes to purchase. If the Corporation gives the Founder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the Corporation's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to
          Section 3.4(e). If the Corporation fails to purchase all of the Offered Shares by exercising the option granted in this Section 3.4(b) within the period provided, the Offered Shares shall be subject to the options granted to the Stockholders pursuant to this Agreement.

          (c) Additional Transfer Notice. Subject to the Corporation's right set forth in Section 3.4(b), if at any time the Founder proposes a Transfer, then, after the Corporation has declined to purchase all, or a portion of, the Offered Shares, the Founder shall give each Stockholder an "Additional Transfer Notice" which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Corporation has declined to purchase (the "Remaining Shares") and briefly describe Stockholders' rights of first refusal and co-sale rights with respect to the proposed Transfer.

          (d) Stockholders' Option. The Stockholders shall have an option for a period of ten (10) days from the Stockholder's receipt of the Additional Transfer Notice from the Founder set forth in Section 3.4(c) to elect to purchase their respective pro rata shares of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Stockholder may exercise such purchase option and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Remaining Shares, by notifying the Founder and the Corporation in writing, before expiration of the ten (10) day period as to the number of such shares which he, she or it wishes to purchase (including any reallotment). Each Stockholder's pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, of which the number of Shares owned by such Stockholder on the date of the Transfer Notice shall be the numerator and the total number of shares of Shares held by the Founder and all Stockholders on a Fully Converted Basis on the date of the Transfer Notice shall be the denominator. Each Stockholder shall have a right of reallotment such that, if any other Stockholder fails to exercise the right to purchase its full pro rata share of the Remaining Shares, the other participating Stockholders may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased. If a Stockholder gives the Founder notice that it desires to purchase its pro rata share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by bank draft, money order or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) days after the Corporation's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e).

          (e) Valuation of Property. Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Corporation (or the Stockholders) shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Founder and the Corporation (or the Stockholders) cannot agree on such cash value within ten (10) days after the Corporation's receipt of the Transfer Notice (or the Stockholders' receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Founder and the Corporation (or the Stockholders) or, if they cannot agree on an appraiser within twenty (20) days after the Corporation's receipt of the Transfer Notice (or the Stockholders' receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Founder and the Corporation (or the Stockholders), with the half of the cost borne by the Corporation and the Stockholders borne pro rata by each based on the number of shares such parties were interested in purchasing pursuant to this Section 3.4. If the time for the closing of the Corporation's purchase or the Stockholders' purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

     3.5 Right of Co-Sale for Investors in Founder's Sale.

          (a) To the extent the Corporation and the Stockholders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3.4, then each Stockholder (a "Selling Stockholder" for purposes of this subsection 3.5) which notifies the Founder in writing within ten (10) days after receipt of the Transfer Notice referred to in Section 3.4(a), shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the Transfer Notice. Such Selling Stockholder's notice to the Founder shall indicate the number of shares of Shares the Selling Stockholder wishes to sell under his, her or its right to participate. To the extent one or more of the Stockholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Shares that the Founder may sell in the Transfer shall be correspondingly reduced.

          (b) Each Selling Stockholder may sell all or any part of that number of shares of Shares equal to the product obtained by multiplying (i) the aggregate number of shares of Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of Shares owned by the Selling Stockholder on the date of the Transfer Notice on a Fully Converted Basis and the denominator of which is the total number of shares of Common Stock owned by Founder and all of the Selling Stockholders on a Fully Converted Basis on the date of the Transfer Notice.

          (c) Each Selling Stockholder shall effect its participation in the sale by promptly delivering to the Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Shares which such Selling Stockholder elects to sell.

          (d) The stock certificate or certificates that the Selling Stockholder delivers to the Founder pursuant to Section 3.5(c) shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Founder shall concurrently therewith remit to such Selling Stockholder that portion of the sale proceeds to which such Selling Stockholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Stockholder exercising its rights of co-sale hereunder, the Founder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Founder shall purchase such shares or other securities from such Selling Stockholder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

     3.6 Non-Exercise of Rights. To the extent that the Corporation and the Stockholders have not exercised their rights to purchase the Offered Shares or the Remaining Shares within the time periods specified in Section 3.4 and the Stockholders have not exercised their rights to participate in the sale of the Offered Shares or the Remaining Shares within the time periods specified in
Section 3.5, the Founder shall have a period of one hundred and twenty (120) days from the expiration of such rights in which to sell the Offered Shares or the Remaining Shares, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Remaining Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event Founder does not consummate the sale or disposition of the Remaining Shares within the time limited herein, the Corporation's first refusal rights and the Stockholders' first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares or the Remaining Shares by Founder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or nonexercise of the rights of the Corporation and the Stockholders under this Section 3 to purchase Shares from the Founder or participate in sales of

Shares by the Founder shall not adversely affect their rights to make subsequent purchases from the Founder of Shares or subsequently participate in sales of Shares by the Founder.

     3.7 Transferees Subject to This Agreement. For greater certainty, as a condition to the effectiveness of a transfer of Shares pursuant to any provisions of Article 3, the Transferee shall agree in writing to become a "Stockholder" and be bound by all the provisions of this Agreement and shall thereafter be permitted to transfer shares only in accordance with this Agreement.

     3.8 Transfers to Permitted Transferees. The restrictions on transfer contained herein shall not apply (i) in the case of Stockholders who are natural persons: (a) transfers by a Stockholder to such Stockholder's spouse, children or other member of such Stockholder's immediate family, or to a trust for the sole benefit of such persons, provided that such trust is controlled by such Stockholder, (b) transfers by a Stockholder to the trustee or trustees of a trust controlled and revocable solely by such Stockholder, (c) transfers by a Stockholder to such Stockholder's guardian or conservator, or (d) transfers by a Stockholder, in the event of such Stockholder's death, to such Stockholder's executor(s) or administrator(s) and (ii) in the case of all other Stockholders, transfers by a Stockholder to any Affiliate, member, principal, director, partner, stockholder or successor of such Stockholder (collectively, "Permitted Transferees"); provided, however, that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to the provisions of this Agreement, and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.

                                   ARTICLE 4

                         TRANSFER OF REGISTRABLE SHARES;
                               REGISTRATION RIGHTS

     4.1 Restrictive Legend. Each certificate representing Shares shall, except as otherwise provided in this Article 4, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state or foreign securities laws):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF."

     Upon request of a holder of such a certificate, the Corporation shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of such legend if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Corporation shall have received either the opinion of counsel or no-action letter referred to in Section 4.2 (unless such opinion of counsel or no-action letter is not required by Section 4.2), subject in each case to the continued effectiveness of such registration statement, opinion of counsel or no-action letter.

     4.2 Notice of Proposed Transfer. Notwithstanding any other provisions of this Agreement, prior to any proposed sale, pledge, hypothecation or other transfer of any Shares, the holder thereof shall give written notice to the Corporation of its intention to effect such sale, pledge, hypothecation or other transfer. Each such notice shall describe the manner of the proposed sale, pledge, hypothecation or other transfer and, if requested by the Corporation, shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Corporation to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or (ii) a "no action" letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto (it being understood that if such transfer is intended to be pursuant to the provisions of Rule 144 under the Securities Act, the Corporation shall not require an opinion of counsel or no-action letter), whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of its notice. Each certificate for Shares transferred as provided above shall bear the appropriate restrictive legend set forth in Section 4.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 under the Securities Act (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel or "no-action" letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Corporation) would be entitled to transfer such securities in a public sale without registration under the Securities Act or that such legend is not required to establish compliance with any provisions of the Securities Act. Notwithstanding any other provision hereof, the restrictions provided for in this Section 4.2 shall not apply to securities which are not required to bear the legend prescribed by Section 4.1 in accordance with the provisions of that Section.

     4.3 "Market Stand-Off" Agreement. Each of the Stockholders hereby agrees, severally and not jointly, if requested by the Corporation and an underwriter of Common Stock of the Corporation, not to directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale or other similar hedging transaction), grant any option to purchase or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any Common Stock of the Corporation held by such Stockholder (but excluding any shares acquired in or following the Corporation's initial public offering) during the ninety (90) to one hundred and eighty (180) day period to be specified by such underwriter following the effective date of the registration statement for the Corporation's Qualified Initial Public Offering, provided that, the Stockholder shall not be bound by the provisions of this Section 4.3 unless all officers and directors of the Corporation, all holders of five percent (5%) or greater of the outstanding Common Stock of the Corporation and all other Stockholders holding Shares enter into similar agreements, and, provided further, that, the Corporation shall, upon request by any Investor, use its reasonable efforts to cause the managing underwriter to agree to permit periodic early releases of the Common Stock held by the Investors that is subject to the foregoing restrictions and, in the event that the managing underwriter permits such early releases, the Common Stock held by all Investors is released on a pro rata basis. The Corporation may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said period. Each of the Stockholders agrees to sign such agreements or documents reasonably requested by the Corporation and/or the managing underwriters relating to and consistent with the provisions of this Section 4.3.

                                    ARTICLE 5

                               BOARD OF DIRECTORS

     5.1 Election of Directors. Each Stockholder shall take or cause to be taken such actions as may be required from time to time to establish and maintain the number of persons comprising the Board of Directors of the Corporation at up to six (6), and to elect as directors representatives designated by the Founders provided that a minimum of two (2) of the six directors shall not be a member of senior management of the Corporation ("Outside Director(s)").

     Without limiting the generality of the foregoing, at each annual meeting of the Stockholders, and at each special meeting of the Stockholders called for the purpose of electing directors of the Corporation, and at any time at which the Stockholders have the right to, or shall, elect directors of the Corporation, then, and in each event, the Stockholders shall vote all Shares owned by them (or shall consent in writing in lieu of a meeting of Stockholders, as the case may be) to set the number of, and to elect persons as, directors of the Corporation in accordance with this Section 5.1. The Founders may recommend that the number of Board of Directors from time to time be increased and each Stockholder shall then elect such additional directors as designated by the Founders provided that Outside Directors shall at all times represent at least 25% of the membership of the Board of Directors.

     5.2 Removal of Directors; Filling of Vacancies. Each Stockholder shall take all action necessary to remove forthwith any director when (and only when) such removal is requested in writing for any reason, with or without cause, by the Person(s) that designated such director for election. In the case of the death, resignation or removal as herein provided of a director, each Stockholder shall vote all Shares owned by it to elect another person designated by the same Person(s) that designated the deceased, resigning or removed director in accordance with this Section 5.2 if, at the time such vacancy occurs, such Person(s) shall have the right to have a person designated by it or them elected as a director pursuant to Section 5.1. Each Stockholder and the Corporation agree to use their best efforts to (i) prevent any action from being taken by the Board of Directors during the period of any vacancy due to the death, resignation or removal of a director unless the Person entitled to have a person designated by it to fill such vacancy shall have failed for a period of ten (10) days after written notice of such vacancy to designate a replacement and (ii) cause any and all vacancies on the Board of Directors to be filled in accordance with the provisions of Section 5.1.

     5.3 Committees of Directors. The Board of Directors may, to the extent permitted by applicable law, designate one or more committees, each committee to consist of two (2) or three (3) directors of the Corporation, to have and to exercise any of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, provided that, to the extent permitted under applicable law, at least one (1) of the directors elected pursuant to clause (i) of Section 5.1 shall be entitled to be a member of each such committee. At any meeting of any such committee, the presence (in person or by telephone) of such director is required for a quorum. The initial committees shall be constituted as follows:

          (a) Audit Committee. The Board shall have an audit committee comprised of at least three (3) members, two of whom shall be non-management directors. Subject to the foregoing, the members of the audit committee shall be selected by a simple majority vote of the Board. The audit committee must review all financial statements of the Corporation and its subsidiaries. The Board must also approve such statements.

          (b) Compensation Committee. The Board shall have a compensation committee composed of at least three (3) members, two of whom shall be non-management directors. Subject to the foregoing, the members of such committee shall be selected by a simple majority of the vote of the Board. Recommendations to the Board with respect to the compensation of the directors and officers of the Corporation and its subsidiaries and the granting of stock purchase/option plans will be within the mandate of the compensation committee.

          (c) Corporate Compliance Committee. The Board shall have a corporate compliance committee composed of at least three (3) members, two of whom shall be non-management directors. Subject to the foregoing, the members of the corporate compliance committee shall be selected by a simple majority vote of the Board. The corporate compliance committee must review periodic updates from the Corporation's legal counsel with respect to corporate compliance matters.

     5.4 Board of Directors Meetings.

          (a) The Board of Directors of the Corporation and each committee of the Board of Directors shall use reasonable efforts to follow the following procedures with respect to meetings of the Board of Directors and committees thereof:

               (i) Notice of any meeting of the Board of Directors of the Corporation and of any committees thereof may be given by telephonic, facsimile, electronic mail or other written notice, in each case to be received at least twenty-four
                    (24) hours before any telephonic meeting and at least seven
                    (7) days before any in-person meeting
                    to each director. Reasonable efforts shall be made to ensure that each director actually receives timely notice of any meeting. At the request of any director, the Corporation, at its cost, will arrange for that director to be able to participate by telephone, videoconference or other similar technology in any such meeting of the Board of Directors or committee thereof, so that such director can be heard by and can hear all other directors participating in the meeting.

               (ii) A reasonably detailed agenda shall be supplied by the directors calling the meeting or by the President (as the case may be) to each director reasonably (but in no event less than twenty-four (24) hours) in advance of each meeting of the Board of Directors of the Corporation or any committee thereof, together with other appropriate documentation with respect to agenda items calling for action by such Board of Directors or committee thereof, to inform directors adequately regarding matters to come before such Board or committee thereof. Any director wishing to place a matter on the agenda for any meeting of the Board of Directors of the Corporation or any committee thereof may do so by communicating with the chairman of the Board of Directors or committee (or, in the absence of any such chairman, the President of the Corporation or another member of such committee, as the case may be) sufficiently in advance of such meeting of the Board of Directors or committee so as to permit timely dissemination to all directors of information with respect to the agenda items.

          (b) The Corporation shall pay the reasonable out-of-pocket travel, lodging and other related expenses of all directors elected pursuant to Section 5.1 incurred in connection with attendance at meetings of the Board of Directors and any committee thereof, and shall not be required to pay such costs for individuals other than directors attending such meetings.

     5.5 Conflicting Provisions. To the extent that any provision of this
Article 5 is in conflict with or otherwise inconsistent with the By-laws of the Corporation, the provisions of this Article 5 shall govern and the Corporation and the Stockholders shall take such action as is necessary to amend the By-laws to cause them to be consistent with the provisions of this Article 5.

                                   ARTICLE 6

                    AFFIRMATIVE COVENANTS OF THE CORPORATION

     The Corporation covenants and agrees with the Investors that it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such

Subsidiary exists, to perform and observe the following covenants and provisions as applicable to such Subsidiary.

     6.1 Financial Statements; Other Reports. The Corporation and each Subsidiary will maintain proper books of account and records in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis, and will deliver to each Investor:

          (a) Quarterly Reports. Within 45 days of September 30, 2003, an unaudited consolidated balance sheet from the period of inception of the Corporation and its Subsidiaries to September 30, 2003 and thereafter within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Corporation, an unaudited consolidated balance sheet of the Corporation and its Subsidiaries as of the end of such quarter and the unaudited related statements of income and stockholders' equity and of cash flows of the Corporation for the period commencing at the end of the previous fiscal year, when applicable, and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the projections for such current year, all in reasonable detail and prepared in accordance with GAAP consistently applied (except for the absence of footnotes and subject to normal immaterial year-end adjustments consistent with past practice), and duly certified by the Chief Financial Officer or Treasurer of the Corporation.

          (b) Annual Reports. As soon as practicable and, in any event, within ninety (90) days after the end of each fiscal year of the Corporation, a copy of the annual audit report for such year for the Corporation, including therein a consolidated balance sheet of the Corporation and its Subsidiaries as of the end of such fiscal year and statements of income and stockholders' equity and of cash flows of the Corporation for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by the Corporation's independent public accountants.

          (c) Projections. As soon as practicable and, in any event, at least thirty (30) days prior to the commencement of each fiscal year, a business plan, in detail for the fiscal year, monthly operating expense and profit and loss projections, quarterly cash flow projections and a capital expenditure budget for the fiscal year including itemization of provisions for officers' compensation and each Subsidiary's operation, and, as soon as practicable, any revisions or modifications to any of the foregoing. The business plans and projections so delivered, and any proposed revisions and modifications thereto, shall have been approved by the Corporation's Board of Directors.

          (d) Written Reports. Promptly upon receipt thereof, any written report submitted to the Corporation by independent public accountants in connection


                                    -xviii-
          with an annual or interim audit of the books of the Corporation and its Subsidiaries made by such accountants.

          (e) Stockholder Reports. Promptly after sending, making available, or filing the same, such reports and financial statements as the Corporation shall send or make generally available to all of the Stockholders of the Corporation.

          (f) Notice of Proceedings. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, materially affecting the Corporation or its Subsidiaries, any Intellectual Property Rights of the Corporation or its Subsidiaries, or any other assets of the Corporation or its Subsidiaries or any key employee or officer (in their capacity as such).

          (g) Notice of Adverse Changes. Promptly after the occurrence thereof and in any event within ten (10) business days after it becomes aware of each occurrence, notice of any material adverse change in the business, assets, properties, management, prospects, operations or financial condition of the Corporation or its Subsidiaries.

          (h) Commission Reports and Other Information. Promptly upon becoming available: (i) copies of all financial statements, minutes, reports, press releases, notices, proxy statements and other documents sent by the Corporation to its Stockholders or released to the public and copies of all regular and periodic reports, if any, filed by the Corporation with the Commission or any securities exchange or self-regulatory organization; and (ii) any other financial or other information available to management of the Corporation that any of the Rights Stockholders shall have reasonably requested.

     Neither the foregoing provisions of this Section 6.1 nor any other provision of this Agreement shall be in limitation of any rights which an Investor may have with respect to the books and records of the Corporation and its Subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

     Management reserves the right that if it is of the view that it is in the best interests of the Corporation to withhold any information of adverse changes or material information about the Corporation from its Stockholders, it may determine not to provide such information or delay providing such information to Investors and Stockholders provided that management acts in the best interests of the Corporation.

     6.2 Independent Accountants. The Corporation will retain independent public accountants of recognized national standing approved by the Corporation's Board of Directors, who shall certify the Corporation's consolidated financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Corporation are terminated, the Corporation will promptly thereafter notify each Stockholder and will request the firm of independent public accountants whose services are terminated to deliver to each Stockholder a letter of such form setting forth the reasons for the termination of their services. In the event of such termination, the Corporation will promptly thereafter engage another such firm of independent public accountants in accordance with the provisions of the first sentence of this Section 6.2.

     6.3 Preservation of Corporate Existence. The Corporation and each Subsidiary will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties. The Corporation and its Subsidiaries will use its best efforts to maintain all of its properties used or useful in the conduct of its business in good condition, and cause to be made all necessary, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Corporation may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.3 shall prevent the Corporation or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Corporation, desirable in the conduct of its business.

     6.4 Compliance With Laws. The Corporation will comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any governmental authority.

     6.5 Compensation. All executive compensation and all policies relating thereto shall be approved in advance by the Corporation's Board of Directors.

     6.6 Termination. With the exception of Section 4.3 herein, the respective rights and obligations of the parties under this Agreement shall terminate upon the consummation of the Corporation's Qualified Initial Public Offering or upon Stockholder's holding not less than 75% of the Shares that are subject to this Agreement agreeing in writing to terminate this Agreement.

                                    ARTICLE 7

                                  MISCELLANEOUS

     7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

     If to the Corporation:

               Gryphon Gold Corporation
               1153 Bergen Parkway, Suite M290
               Evergreen, Colorado 80439
               Attention: Allen Gordon
               Phone: (303) 679-9819
               Fax: (303) 679-9589

     With a copy to (which shall not constitute notice):

               Snell & Wilmer L.L.P.
               One South Church Avenue
               Tucson, Arizona 85701
               Attention: Lowell Thomas
               Phone: (520) 882-1221
               Fax: (520) 884-1294

     If to the Stockholders: To the addresses set forth on the Stockholder's Subscription Agreements.

     All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day (or if sent overseas, on the second business day) following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day (or if sent overseas, on the tenth business day) following the day such mailing is made.

     7.2 Waivers and Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in any particular instance), only with the written consent of the Corporation and holders of 75% of the issued Shares; provided, however, that in the event that such amendment or waiver adversely effects the rights or obligations of the Stockholder without having a similar adverse effect on the rights of all Stockholders, such amendment or waiver shall also require the additional written consent of the Stockholders adversely effected. Any waiver or amendment effected in accordance with the terms hereof shall be binding upon all Stockholders and the Corporation. Exhibits A-1 and A-2 hereto shall be amended from time to time to reflect the acquisition or disposition or transfer of any Capital Stock by any party hereto in accordance with the terms hereof without further action by the Stockholders or the Corporation.

     7.3 Successors and Assigns. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

     7.4 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the State of Arizona, without giving effect to the conflicts of law principles thereof.

     7.5 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

     7.6 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     7.7 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

     7.8 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

     7.9 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

     7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.11 Aggregation of Stock. All shares of Capital Stock held by any Stockholder and its Affiliates shall be aggregated for determining the availability of any rights under this Agreement.

     7.12 Confidentiality. Each Stockholder agrees to hold all confidential information received pursuant to this Agreement in confidence, and not to use or disclose any of such information to any third party, except to the extent that such information may be made publicly available by the Corporation and other than to monitor and maintain its investment in the Corporation; provided, however, that any Stockholder may, in the ordinary course of business, provide the financial results of the Corporation to its Stockholders, partners or members in the same manner such information is provided by such Stockholder with respect to its portfolio companies.


                                    -xxiii-

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed by their duly authorized representative this Investor Rights Agreement as of the date first written above.

                                        CORPORATION:

                                        GRYPHON GOLD CORPORATION


                                        By: Illegible
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FOUNDERS:


                                        By: /s/ Albert Matter
                                            ------------------------------------
                                            Albert Matter


                                        By: /s/ Allen Gordon
                                            ------------------------------------
                                            Allen Gordon


                                        INVESTORS:


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   EXHIBIT A-1

                            GRYPHON GOLD CORPORATION

STOCKHOLDERS AND OPTIONS LOG
AUTHORIZED SHARES                       75,000,000
Total Outstanding Shares                14,376,000
Total Options Granted                            0
Total Options % of Outstanding Shares

                                                 QUANTITY
                                                  COMMON
                                                   STOCK      PRICE                PROV
OWNER                                            INSIDERS   PER SHARE   COUNTRY   STATE
-----                                            --------   ---------   -------   -----
Gordon, Allen                                     375,000     0.100       USA       CO
Gordon, Allen                                     350,000     0.100       USA       CO
Gordon, Allen                                     275,000     0.100       USA       CO
Gordon, Allen                                     500,000     0.100       USA       CO
Matter Albert                                     375,000     0.100       CAN       BC
Matter Albert                                     350,000     0.100       CAN       BC
Matter Albert                                     275,000     0.100       CAN       BC
Matter Albert                                     500,000     0.100       CAN       BC
Gordon, Allen                                     500,000     0.150       USA       CO
Gordon, Allen                                     250,000     0.150
Herald Christoper                                 166,667     0.150       USA       CO
Herald Christoper                                 333,333     0.150       USA       CO
Hughes Richard                                    250,000     0.150       CAN       BC
Hughes Richard                                    250,000     0.150       CAN       BC
Ker Tony                                          125,000     0.150       CAN       BC
Ker Tony                                          250,000     0.150       CAN       BC
Ker Tony                                          125,000     0.150       CAN       BC
Matter Albert                                     500,000     0.150       CAN       BC
Matter Albert                                     250,000     0.150
Ranta Donald E                                     67,500     0.150       USA       CO
Ranta Donald E                                     67,500     0.150       USA       CO
Ranta Donald E                                     95,000     0.150
Ranta Donald E                                    135,000     0.150       USA       CO
Ranta Donald E                                    135,000     0.150       USA       CO
Hughes Richard                                    250,000     0.200       CAN       BC
Ker Tony                                          175,000     0.200       CAN       BC
Ker Tony                                           50,000     0.200       CAN       BC
Ker Tony                                          200,000     0.200       CAN       BC
Ker Tony                                           37,500     0.200       CAN       BC
Ker Tony                                           37,500     0.225       CAN       BC
Hughes Richard                                    250,000     0.225       CAN       BC
Total Insiders                       7,500,000
Shareholders over 5%                 1,500,000
Other share holders @$0.20/share     4,903,500
Other share holders @$0.225/share      472,500
                                    14,376,000

                                   EXHIBIT A-2

                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the following respective meanings:

     "Affiliate" has the meaning ascribed to that term in Rule 12b-2 under the Exchange Act, or any successor rule.

     "Capital Stock" means, as to any Person that is a corporation, the authorized shares of such Person's capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

     "Certificate of Incorporation" means the Corporation's amended and restated certificate of incorporation filed with the Secretary of State of Nevada on or about the date hereof, as amended and/or restated from time to time.

     "Commission" means the Securities and Exchange Commission and any successor agency of the federal government administering the Securities Act and the Exchange Act.

     "Common Stock" means (i) the Common Stock, as otherwise defined in this Agreement, (ii) any other Capital Stock of the Corporation, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and (iii) any other securities into which or for which any of the securities described in clause (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

     "Control" means ownership of more than 50% of the outstanding voting Common Stock; or the right to elect or appoint directly or indirectly, a majority of directors of the Corporation.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

     "Founders" means Albert Matter and Allan Gordon.

     "Fully Converted Basis" at any time means that all options, warrants or other rights of any kind to acquire Common Stock and all securities convertible or exchangeable into Common

Stock outstanding at that time shall be deemed to have been fully exercised, converted or exchanged, as the case may be, and the Common Shares issuable as a result thereof shall be deemed to have been fully issued and to form part of the holdings of the Person(s) entitled to receive such Common Stock.

     "Person" means an individual, corporation, partnership, limited liability Corporation, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Qualified Initial Public Offering" shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock in which
(i) had an initial public offering price per share of not less than $1.00, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Common Stock) and (ii) resulting in gross proceeds to the Corporation of not less than $5,000,000.00 or alternatively the Corporation receives regulatory approval to have its stock listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market or it receives regulatory approval to have its stock quoted on the National Association of Security Dealers Automated Quotation (NASDAQ) OTC bulletin board.

     The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

     "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

     "Shares" means Capital Stock.

     "Subsidiary" or "Subsidiaries" means any corporation, partnership, limited liability Corporation, trust or other entity of which the Corporation and/or any of its other Subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of any class of equity security of such corporation, partnership, limited liability Corporation, trust or other entity.

                                   SUPPLEMENT

                                       TO

                            INVESTOR RIGHTS AGREEMENT

     WHEREAS, all Stockholders of the Corporation have entered into the attached Investor Rights Agreement dated as of May 1, 2003, as supplemented from time to time;

     WHEREAS, the Investor Rights Agreement contemplates new investors investing in the Corporation from time to time;

     WHEREAS, the Corporation proposes to issue and sell up an aggregate of ten million (10,000,000) shares of its Common Stock at a price of US $0.65 cents per share to investors pursuant to the terms of an Accredited Investor Stock Purchase Agreement;

     WHEREAS, the new investors will become a party to the Investor Rights Agreement; and

     WHEREAS, the new investors will assume the same rights and obligations obtained by previous investors identified as participants of the "First Round Offering" in the Investor Rights Agreement.

                             SUPPLEMENTAL PROVISION

     This Supplement to the Investor Rights Agreement and the Canadian and U.S. Accredited Investor Subscription Agreement forms part of the Investor Rights Agreement and Subscription Agreement, where applicable, and for greater certainty all references to Article 2 of the Investor Rights Agreement and elsewhere to the First Round Offering shall be deemed for all intents and purposes herein to refer to the terms and conditions of the current proposed offering of Common Stock at a price of $0.65 per share. Notice is also hereby provided that the Termination Date pursuant to Section 6 of the Subscription Agreement has been extended to October 31, 2004.

                               FIRST AMENDMENT TO

                            GRYPHON GOLD CORPORATION

                            INVESTOR RIGHTS AGREEMENT

DEAR SHAREHOLDER:

OUR LEGAL COUNSEL HAS REQUESTED THAT YOU SIGN THE ENCLOSED FIRST AMENDMENT TO THE INVESTOR RIGHTS AGREEMENT WHICH CLARIFIES THAT ALL NEW SHAREHOLDERS WHO SIGN THE AGREEMENT ARE CONFIRMED AS PARTIES TO THE AGREEMENT.

                               FIRST AMENDMENT TO

                            GRYPHON GOLD CORPORATION

                            INVESTOR RIGHTS AGREEMENT

     This FIRST AMENDMENT (the "Amendment") to the Investor Rights Agreement (the "Agreement") is made and entered into this ________ May, 2005, by and among Gryphon Gold Corporation, a Nevada corporation (the "Corporation") and the undersigned stockholders hereto (individually a "Stockholder" and collectively, as "Stockholders").

                                    RECITALS

     A. On May 1, 2003 the Corporation and certain Stockholders entered into the Agreement for the purposes of purchasing shares of common stock of the Corporation and to provide for certain rights and restrictions relative thereto.

     B. The Corporation and the undersigned Stockholders deem it to be in the best interest of all parties to amend the Agreement to specifically provide for the inclusion of future Stockholders, which will be bound by and subject to the same rights and obligations under the Agreement as the undersigned.

     NOW THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

     1. The undersigned Stockholder acknowledges, confirms and agrees that the Agreement is a valid, binding and enforceable obligation, in accordance with its terms, granting to each party who has executed the Agreement, or any amendments or supplements thereto, all of the rights and obligations of a Stockholder under the Agreement.

     2.   The following Section 7.13 is hereby added to the Agreement:

          "7.13 Future Stockholders.

          Each and every stockholder who enters into this Agreement after the date hereof, shall be granted each of the rights and be bound by and subject to each of the obligations of this Agreement as a Stockholder, and the Agreement, or any amendments or supplements hereto, is valid, binding and enforceable in accordance with its terms."

     3. The Agreement, except as modified by this Amendment, remains in full force and effect.

     4. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed or caused to be executed by their duly authorized representative this Amendment as of the date first above written.

                                        CORPORATION:

                                        GRYPHON GOLD CORPORATION, a Nevada
                                        corporation


                                        By: /s/ Allen Gordon
                                            ------------------------------------
                                        Its: Chairman


                                        STOCKHOLDER:


                                        Signed:
                                                --------------------------------
                                        Print Name
                                                   -----------------------------

                                                        DOCUMENT TO BE SIGNED BY
                                                        SHAREHOLDER

                               SECOND AMENDMENT TO

                            GRYPHON GOLD CORPORATION

                            INVESTOR RIGHTS AGREEMENT

     This SECOND AMENDMENT (the "Amendment") to the Investor Rights Agreement (the "Agreement") is made and entered into this 2nd day of August 2005, by and among Gryphon Gold Corporation, a Nevada corporation (the "Corporation") and the stockholders, as defined in the Agreement ("Stockholders").

RECITALS

     WHEREAS, the Corporation and the undersigned Stockholders deem it to be in the best interest of all parties to amend the Agreement to enable the Corporation flexibility to negotiate and structure the terms of potential future offerings; and

     WHEREAS, Section 7.2 of the Agreement provides that any term of the Agreement may be amended with the written consent of the Corporation and holder of 75% of the issued shares, as defined in the Agreement ("Shares");

     NOW THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Section 4.3 of the Investor Rights Agreement currently provides as follows:

     "Market Stand-Off" Agreement. Each of the Stockholders hereby agrees, severally and not jointly, if requested by the Corporation and an underwriter of Common Stock of the Corporation, not to directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale or other similar hedging transaction), grant any option to purchase or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any Common Stock of the Corporation held by such Stockholder (but excluding any shares acquired in or following the Corporation's initial public offering) during the ninety
     (90) to one hundred and eighty (180) day period to be specified by such underwriter following the effective date of the registration statement for the Corporation's Qualified Initial Public Offering, provided that, the Stockholder shall not be bound by the provisions of this Section 4.3 unless all officers and directors of the Corporation, all holders of five percent (5%) or greater of the outstanding Common Stock of the Corporation and all other Stockholders holding Shares enter into similar agreements, and, provided further, that, the Corporation shall, upon request by any Investor, use its reasonable efforts to cause the managing underwriter to agree to permit periodic early releases of the Common Stock held by the Investors that is subject to the foregoing restrictions and, in the event that the managing underwriter permits such early releases, the Common Stock held by all Investors is released on a pro rata basis. The Corporation may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said period. Each of the Stockholders agrees to sign such agreements or documents reasonably requested by the Corporation and/or the managing underwriters relating to and consistent with the provisions of this Section 4.3.

     Section 4.3 of the Investor Rights Agreement is hereby amended to read as follows:

     "Market Stand-Off" Agreement. Each of the Stockholders hereby agrees, severally and not jointly, if requested by the Corporation and an underwriter of Common Stock of the Corporation, not to directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale or other similar hedging transaction), grant any option to purchase or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any Common Stock of the Corporation held by such Stockholder (but excluding any shares acquired in or following the Corporation's initial public offering) during the period(s) to be specified by such underwriter following the effective date of the registration statement for the Corporation's Qualified Initial Public Offering (which period may, potentially, exceed one hundred eighty
     (180) days), provided that, the Stockholder shall not be bound by the provisions of this Section 4.3 unless all officers and directors of the Corporation, all holders of five percent (5%) or greater of the outstanding Common Stock of the Corporation and all other Stockholders holding Shares have entered into or are contractually or legally obligated (under this Section 4.3 or otherwise) to enter into similar agreements, and, provided further, that, the Corporation shall, upon request by any Investor, use its reasonable efforts to cause the managing underwriter to agree to permit periodic early releases of the Common Stock held by the Investors that is subject to the foregoing restrictions and, in the event that the managing underwriter permits such early releases, the Common Stock held by all Investors is released on a pro rata basis. The Corporation may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of said period(s). Each of the Stockholders agrees to sign such agreements or documents reasonably requested by the Corporation and/or the managing underwriters relating to and consistent with the provisions of this Section 4.3.

     2. The definition for "Qualified Initial Public Offering" currently provides as follows:

          "Qualified Initial Public Offering" shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock in which (i) had an initial public offering price per share of not less than $1.00, subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Common Stock) and (ii) resulting in gross proceeds to the Corporation of not less than $5,000,000.00 or alternatively the Corporation receives regulatory approval to have its stock listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the American Stock

     Exchange, the NASDAQ Stock Market or it receives regulatory approval to have its stock quoted on the National Association of Security Dealers Automated Quotation (NASDAQ) OTC bulletin board.

     The definition for "Qualified Initial Public Offering" is hereby amended to read as follows:

          "Qualified Initial Public Offering" shall mean a firm commitment or best efforts underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock resulting in gross proceeds to the Corporation of not less than $5,000,000.00 or alternatively the Corporation receives regulatory approval to have its stock listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market or it receives regulatory approval to have its stock quoted on the National Association of Security Dealers Automated Quotation (NASDAQ) OTC bulletin board.

     3. The Agreement, except as modified by this Amendment, remains in full force and effect.

     4. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment via telephone facsimile transmission will be effective delivery of a manually executed counterpart of this Amendment.

     5. This Amendment shall become effective and binding on the Corporation and all Stockholders once executed counterparts to the signature page hereto have been delivered to the Corporation by Stockholders holding 75% or more of the issued Shares, and this Amendment has been executed by the Corporation.

     IN WITNESS WHEREOF, the undersigned have executed or caused to be executed by their duly authorized representative this Amendment as of the date first above written.

                                        CORPORATION:

                                        GRYPHON GOLD CORPORATION, a
                                        Nevada corporation


                                        By: /s/ ALBERT MATTER
                                            ------------------------------------
                                        Its: Chairman


                                        STOCKHOLDER:


                                        Signed:
                                                --------------------------------
                                        Print Name:
                                                    ----------------------------